Exhibit 4.19

Leveraged Finance	3rd Floor 54 Lombard Street London EC3P 3AH
The Directors	Tel 020 7699 5000
ebookers plc	Fax 020 7699 2700/3275
25 Farringdon Street
London	www.barclays.com
EC4A 4AB
Barclays
18th August 2003

Dear Sirs

We refer to the Facilities Agreement dated 20th January 2003 and the letter of variation dated 18th August 2003 which together detail the terms and conditions relating to a £15,000,000 Term Loan, a £10,000,000 Revolving Credit Facility and a £10,000,000 Guarantee Facility.

This letter is supplemental to the Facilities Agreement (as amended) and details the agreement between the Principal Borrower and the Bank on a number of specific issues. Capitalised words in this letter have the meanings given to them in the Facilities Agreement (as amended) detailed above.

Revolving Credit Facility

The Principal Borrower agrees not to draw under Revolving Credit Facility A without the Bank's prior consent, which is subject to the Bank being satisfied (acting reasonably) with the purpose and need for drawing under the Revolving Credit Facility A.

Additional Information

The Principal Borrower agrees to provide the following information, in addition to that documented in the Facilities Agreement;

•	A weekly sales and gross profit report; and

•	A quarterly rolling forecast (including P&L, Balance Sheet and cashflow) to be included in the monthly management account pack provided to the Bank.

The Bank and Principal Borrower will continue to meet at least monthly to discuss current trading and forecasts.

CAA Licence

When acknowledging a copy of this letter, can the Principal Borrower please provide confirmation of the present position with the Civil Aviation Authority Free Asset Test and Licence renewal arrangements.

Please indicate your agreement to the contents of this letter by signing and returning the copy of this letter within 7 days of the date of this letter.

For and on behalf of Barclays Bank Plc

Signed	/s/ Paul Ambrose

Date	18th August 2003

We, Ebookers PLC hereby irrevocably and unconditionally confirm our agreement as described above.

For and on behalf of Ebookers PLC

Signed	/s/ Nigel Addison Smith

Dated	20 August 2003